Exhibit 16.1

May 31, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

We have read Item 4.01 of Form 8-K dated May 25, 2005, of Paxson Communications Corporation and are in agreement with the statements contained in the first (except for the last sentence of the first paragraph), second, third (except for the last sentence of the third paragraph), fourth (except for the last sentence of the fourth paragraph) and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the third and fourth paragraph on page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2004 and 2003 consolidated financial statements. However, we make no comment whatsoever regarding the current status of the material weakness in internal controls or regarding the current status of any remedial actions taken with respect to such material weakness.

/s/ Ernst & Young LLP